EXHIBIT 10.36

ADDENDUM TO LETTER AGREEMENT DATED MAY 12, 2007

    In the event that, as a result of action by Company, Executive no longer serves as Company’s Chief Financial Officer (“CFO”), or is assigned duties that are materially inconsistent with the position of CFO or that constitute a diminution of Executive’s authority, duties or responsibilities as CFO, Executive may at his election resign from his employment with Company and receive upon the termination of his employment a Severance Payment. For purposes of this agreement, a “Severance Payment” shall be a lump-sum cash amount equal to Five Hundred Twenty-Five Thousand Dollars ($525,000.00) less the market value, as of the date of termination of Executive’s employment, of one share of Company’s common stock multiplied by the number of Restricted Stock Units granted to Executive that have vested before the date of termination (adjusted for any splits). As a condition to receiving a Severance Payment, Executive shall deliver an irrevocable general release of claims against the Company, its affiliates, and their current and former directors, officers and employees. The Severance Payment shall be structured and paid in a manner that complies with the requirements of Section 409A of the Internal Revenue Code, including any requirement that the Severance Payment (or a portion thereof) be delayed by six (6) months following termination of employment in order to comply with Section 409A.

    For purposes of this Addendum, the assignment of duties that are materially inconsistent with the position of CFO or that constitute a diminution of Executive’s authority, duties or responsibilities as CFO would constitute a termination by Company without cause.

    Executive shall receive reimbursement for relocation expenses as provided in Section 4(e) of his Employment Agreement dated June 30, 2006.

AGREED AND ACCEPTED:

THIS 13 DAY OF MAY, 2007

BRIAN COAD                                     FIRST ALBANY COMPANIES, INC.

/s/ C. Brian Coad___________________                     By: /s/ George McNamee__________